News Release		Exhibit 99.1

Contact:	Corporate Communications
Houston:	713.324.5080
Email:	corpcomm@coair.com
News archive:	continental.com/company/news/	Address:	P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES FIRST QUARTER LOSS

Results adversely affected by significant declines in high yield traffic

           HOUSTON, April 22, 2009 -- Continental Airlines (NYSE: CAL) today reported a first quarter 2009 net loss of $136 million ($1.10 diluted loss per share).  First quarter results were adversely affected by significant declines in high yield traffic as many business travelers curtailed travel or purchased lower yield economy tickets due to the weakened economy.  Fuel expense declined $527 million (41.8 percent) in the first quarter 2009 compared to the first quarter 2008.  Excluding $4 million of aircraft-related charges, Continental recorded a net loss of $132 million ($1.07 diluted loss per share).

“My co-workers did a great job of working together to meet continued challenges during a tough quarter,” said Larry Kellner, Continental’s chairman and chief executive officer.  “They displayed resilience and remained focused on running a solid operation.”

First Quarter Revenue and Capacity

Total revenue for the quarter was $3.0 billion, a decrease of 17.0 percent compared to the same period in 2008.  Passenger revenue for the quarter fell 18.8 percent ($606 million) compared to the same period last year due to lower fares and passenger traffic declines. Consolidated average fares dropped 7.4 percent during the quarter compared to first quarter 2008, declining 16.3 percent in March 2009 versus March 2008.

Consolidated revenue passenger miles (RPMs) for the first quarter decreased 11.2 percent year-over-year on a capacity decrease of 7.2 percent, resulting in a first quarter consolidated load factor of 75.2 percent, 3.3 points lower than the first quarter of 2008.

Consolidated yield for the first quarter decreased 8.6 percent year-over-year.  Consolidated passenger revenue per available seat mile (RASM) for the first quarter decreased 12.5 percent year-over-year.

        Mainline RPMs in the first quarter of 2009 decreased 11.2 percent compared to the first quarter of 2008, on a capacity decrease of 7.6 percent year-over-year.

Mainline load factor was 75.8 percent, down 3.0 points year-over-year.  Continental’s mainline yield decreased 7.6 percent in the first quarter over the same period in 2008.  As a result, first quarter 2009 mainline RASM was down 11.2 percent compared to the first quarter of 2008.

Passenger revenue for the first quarter of 2009 and period-to-period comparisons of related statistics by geographic region for the company’s mainline operations and regional operations are as follows:

	Passenger Revenue (in millions)	Percentage Increase (Decrease) in First Quarter 2009 vs. First Quarter 2008
		Passenger Revenue	RASM	ASMs

Domestic	$1,070	(21.0)%	(10.0)%	(12.2)%
Trans-Atlantic	475	(21.7)%	(19.3)%	(3.0)%
Latin America	421	(9.0)%	(10.3)%	1.5%
Pacific	232	(9.6)%	0.6%	(10.2)%
Total Mainline	$2,198	(18.0)%	(11.2)%	(7.6)%

Regional	$ 419	(22.8)%	(19.6)%	(4.1)%

Consolidated	$2,617	(18.8)%	(12.5)%	(7.2)%

Cargo revenue in the first quarter 2009 decreased 30.3 percent ($37 million) compared to the same period 2008, due to reduced freight volume and lower pricing.  Other revenue increased 15.6 percent ($35 million) due to checked bag fees, partially offset by changes in how certain costs are accounted for under Continental’s capacity purchase agreement with ExpressJet.

First Quarter Operations and Notable Accomplishments

During the quarter, Continental recorded a U.S. Department of Transportation (DOT) on-time arrival rate of 76.4 percent and a systemwide mainline segment completion factor of 99.2 percent and employees earned a total of $3 million in cash incentives for achieving on-time performance goals.

The DOT tentatively approved the application for Continental to join the existing antitrust immunized alliance between United Airlines and eight other Star Alliance member carriers. This alliance will benefit consumers, ensure global competition with other antitrust immunized alliances and encourage the retention and growth of open skies between the U.S. and other nations. Continental remains a full member of SkyTeam through Oct. 24, 2009, and is focused on providing a customer-friendly transition to Star.

“We are excited to be joining Star Alliance, which will bring unparalleled benefits to our customers worldwide, and growth opportunities for Continental and its employees,” said Jeff Smisek, president and chief operating officer.  “We look forward to working with our Star partners, as we create new and substantial competition with other global alliances.”

Continental was again rated the top airline on FORTUNE magazine’s annual airline industry list of World’s Most Admired Companies. This is the sixth consecutive year that Continental has topped that list. The rankings are determined in a survey of corporate and airline executives, boards of directors and industry analysts. Companies are evaluated according to quality of products/services, global competitiveness, people management, social responsibility, innovation, use of corporate assets, financial soundness, long-term investment and quality of management.

Continental was the first U.S. carrier to inaugurate daily nonstop scheduled service between New York and Shanghai on March 25, linking the world’s financial center and top business and tourism destination with China’s center for finance and trade. With the new service to Shanghai, Continental is the only airline in the world providing daily nonstop service between New York and three Chinese cities; Shanghai, Beijing and Hong Kong.

Continental received approval from the DOT to operate daily year-round nonstop service between its Houston hub at Bush Intercontinental Airport and Rio de Janeiro, Brazil and through flight service between New Orleans and Rio de Janeiro beginning summer 2009, pending final government approvals.  During the quarter, Continental began installing DIRECTV, which will provide up to 80 channels of live, satellite-based television programming, movies and TV shows on its aircraft.  More than 200 of Continental’s next generation Boeing 737s and 757-300 aircraft will be equipped with the system by the end of 2010.

Continental contributed $50 million to its defined benefit pension plans during the first quarter of 2009.  On April 9, 2009, the company contributed an additional $50 million to its defined benefit pension plans.

Continental was the first commercial carrier to successfully demonstrate the use of sustainable biofuel to power an aircraft in North America. During the demonstration flight, Continental’s test pilots successfully conducted a number of flight maneuvers, and the biofuel met all performance requirements as compared to traditional jet fuel. The biofuel blend included components derived from algae and jatropha plants, both sustainable, second-generation sources that do not impact food crops or water resources or contribute to deforestation.

First Quarter Costs and End of Quarter Cash

Due to significantly lower jet fuel costs, Continental’s mainline cost per available seat mile (CASM) decreased 10.4 percent (10.8 percent excluding special items) in the first quarter compared to the same period last year.  The mainline price of a gallon of fuel dropped 34.6 percent year-over-year and mainline fuel consumption fell by 11.2 percent.  Holding fuel rate constant and excluding special items, first quarter 2009 mainline CASM increased 0.9 percent compared to the first quarter of 2008.

               “This strong CASM performance, despite decreases in capacity, is a tribute to the ongoing focus on efficiency and cost control by the entire Continental team,” said Zane Rowe, Continental’s executive vice president and chief financial officer.

Consolidated fuel price was $1.82 per gallon in the first quarter 2009, of which $0.35 per gallon was related to Continental’s fuel hedges.  Consolidated fuel price was $2.80 per gallon in the first quarter 2008.

Continental ended the first quarter with $2.65 billion in unrestricted cash, cash equivalents and short-term investments.

Fleet Changes Continue to Improve Efficiency

Continental continued to improve fuel efficiency during the quarter by adding modern, fuel-efficient aircraft to its fleet and installing winglets on additional aircraft.  During the quarter, Continental took delivery of four new Boeing 737-900ERs.  In addition, the company removed from service three Boeing 737-300s and returned to service two Boeing 737-500s that were temporarily grounded at Dec. 31, 2008.

Continental is currently scheduled to take delivery of nine Boeing 737 aircraft in the remaining nine months of 2009.  The company has also agreed to lease four Boeing 757-300 aircraft from Boeing Capital Corporation that are expected to be placed into service in the first half of 2010.  By the end of 2009, the company expects to remove 27 additional Boeing 737-300 and 737-500 aircraft from service.

Continental installed winglets on nine of the company’s 737 aircraft during the quarter, and now has winglets on over 275 of its mainline aircraft.  In February, Aviation Partners Boeing, a joint venture of Aviation Partners, Inc. and The Boeing Company, completed the world’s first blended 757-300 winglet installation on one of Continental’s aircraft.  Continental plans to begin installing winglets on all 757-300s later this year.  All of the company’s 737-500s, 700s, 800s, 900s and 757-200s have winglets, as do select aircraft from Continental’s 737-300 series fleets.  Winglets increase aerodynamic efficiency and decrease drag, reducing fuel consumption and emissions by up to five percent.

Corporate Background

Continental Airlines is the world’s fifth largest airline.  Continental, together with Continental Express and Continental Connection, has more than 2,750 daily departures throughout the Americas, Europe and Asia, serving 133 domestic and 132 international destinations. More than 750 additional points are served via current alliance partners.  With more than 43,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with its regional partners, carries approximately 67 million passengers per year. For more company information, go to continental.com.  Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company’s financial and operating outlook with the financial community and news media at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com/About Continental/Investor Relations.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company’s 2008 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the significant volatility in the cost of aircraft fuel, the company's transition to a new global alliance, the consequences of its high leverage and other significant capital commitments, its high labor and pension costs, delays in scheduled aircraft deliveries, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and industry conditions, including the recession in the U.S. and global economies, the airline pricing environment, industry capacity decisions, industry consolidation, terrorist attacks, regulatory matters, excessive taxation, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31,		% Increase/ (Decrease)
	2009	2008
		Adjusted
Operating Revenue:
Passenger (excluding fees and taxes of $346 and $376)	$2,617	$3,223	(18.8)%
Cargo	85	122	(30.3)%
Other	260	225	15.6%
	2,962	3,570	(17.0)%
Operating Expenses:
Wages, salaries and related costs	765	729	4.9%
Aircraft fuel and related taxes (A)	735	1,262	(41.8)%
Aircraft rentals	237	247	(4.0)%
Regional capacity purchase, net (A)	213	292	(27.1)%
Landing fees and other rentals	209	207	1.0%
Distribution costs	156	182	(14.3)%
Maintenance, material and repairs	153	159	(3.8)%
Depreciation and amortization	111	106	4.7%
Passenger services	88	96	(8.3)%
Special charges (credits) (B)	4	(8)	NM
Other	346	364	(4.9)%
	3,017	3,636	(17.0)%
Operating Loss	(55)	(66)	(16.7)%

Nonoperating Income (Expense):
Interest expense (C)	(93)	(93)	-
Interest capitalized	8	9	(11.1)%
Interest income	4	24	(83.3)%
Other, net	-	(1)	(100.0)%
	(81)	(61)	32.8%

Loss before Income Taxes	(136)	(127)	7.1%
Income Tax Benefit	-	45	(100.0)%

Net Loss	$ (136)	$ (82)	65.9%

Basic and Diluted Loss per Share	$(1.10)	$(0.82)	34.1%

Shares Used for Basic and Diluted Computation	123	98	25.5%

(A)
Expense related to fuel and related taxes on flights operated for us by other operators under capacity purchase agreements is now included in aircraft fuel and related taxes, whereas it was previously reported in regional capacity purchase, net.  Reclassifications have been made in these financial statements to conform to our current presentation.  These reclassifications do not affect operating loss or net loss for any period.

(B)
Special charges (credits) includes a $4 million charge for future lease costs on permanently grounded Boeing 737-300 aircraft and a credit of $8 million related to the sales of three Boeing 737-500 aircraft in the three months ended March 31, 2009 and 2008, respectively.

(C)
Effective January 1, 2009, we adopted Financial Accounting Standards Board’s Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” which clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion.  The financial statements for the three months ended March 31, 2008 have been adjusted to reflect our adoption of this standard.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS
	Three Months Ended March 31,		% Increase/
	2009	2008	(Decrease)
Mainline Operations:
Passengers (thousands)	10,562	12,197	(13.4)%
Revenue passenger miles (millions)	17,690	19,923	(11.2)%
Available seat miles (millions)	23,352	25,278	(7.6)%
Cargo ton miles (millions)	200	261	(23.4)%

Passenger load factor:
Mainline	75.8%	78.8%	(3.0) pts.
Domestic	79.7%	81.9%	(2.2) pts.
International	72.1%	75.6%	(3.5) pts.

Passenger revenue per available seat mile (cents)	9.41	10.60	(11.2)%
Total revenue per available seat mile (cents)	10.83	11.93	(9.2)%
Average yield per revenue passenger mile (cents)	12.43	13.45	(7.6)%
Average fare per revenue passenger	$209.94	$221.87	(5.4)%

Cost per available seat mile (CASM) (cents) (A)	10.56	11.79	(10.4)%
Special charges (credits) per available seat mile (cents)	0.02	(0.03)	NM
CASM, holding fuel rate constant (cents) (A)	11.94	11.79	1.3%

Average price per gallon of fuel, including fuel taxes	$1.83	$2.80	(34.6)%
Fuel gallons consumed (millions)	333	375	(11.2)%

Actual aircraft in fleet at end of period (B)	354	372	(4.8)%
Average length of aircraft flight (miles)	1,502	1,457	3.1%
Average daily utilization of each aircraft (hours)	10:22	11:11	(7.4)%

Regional Operations:
Passengers (thousands)	3,846	4,243	(9.4)%
Revenue passenger miles (millions)	2,100	2,357	(10.9)%
Available seat miles (millions)	2,971	3,098	(4.1)%
Passenger load factor	70.7%	76.1%	(5.4) pts.
Passenger revenue per available seat mile (cents)	14.11	17.54	(19.6)%
Average yield per revenue passenger mile (cents)	19.96	23.05	(13.4)%
Actual aircraft in fleet at end of period (C)	280	269	4.1%

Consolidated Operations (Mainline and Regional):
Passengers (thousands)	14,408	16,440	(12.4)%
Revenue passenger miles (millions)	19,790	22,280	(11.2)%
Available seat miles (millions)	26,323	28,376	(7.2)%
Passenger load factor	75.2%	78.5%	(3.3) pts.
Passenger revenue per available seat mile (cents)	9.94	11.36	(12.5)%
Average yield per revenue passenger mile (cents)	13.23	14.47	(8.6)%
Average price per gallon of fuel, including fuel taxes	$1.82	$2.80	(35.0)%
Fuel gallons consumed (millions)	403	451	(10.6)%

(A)	Includes impact of special charges (credits).
(B)	Excludes 11 737-300 and five 737-500 grounded aircraft at March 31, 2009.
(C)
Consists of flights operated under capacity purchase agreements with Continental’s regional carriers ExpressJet, Colgan, Chautauqua and CommutAir.  Excludes 30 EMB-135 aircraft temporarily grounded at March 31, 2009.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Net Loss (in millions)	Three Months Ended March 31, 2009

Net loss	$(136)

Adjust for special charges (net of tax of $0)	4

Net loss, excluding special charges (A)	$(132)

Loss per Share	Three Months Ended March 31, 2009

Diluted loss per share	$(1.10)

Adjust for special charges	0.03

Diluted loss per share, excluding special charges (A)	$(1.07)

CASM Mainline Operations (cents)	Three Months Ended March 31,		% Increase/
	2009	2008	(Decrease)

Cost per available seat mile (CASM)	$10.56	$11.79	(10.4)%

Less: Special (charges) credits	(0.02)	0.03	NM

CASM, excluding special (charges) credits	10.54	11.82	(10.8)%

Less: Current year fuel per cost available seat mile (B)	(2.61)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (B)	4.00	-	NM

CASM holding fuel rate constant and excluding special (charges) credits (A)	$11.93	$11.82	0.9%

(A)	These financial measures provide management and investors the ability to measure and monitor Continental’s performance on a consistent basis.
(B)	Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond the company’s control.

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